Exhibit 5
November 19, 2010
NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410
Re:	Registration Statement on Form S-8 NiSource Inc. Retirement Savings Plan (the “Plan”)
Ladies and Gentlemen:
     We have acted as counsel for NiSource Inc., a Delaware corporation (“NiSource”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by NiSource with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 10,500,000 shares of NiSource Common Stock, $0.01 par value per share (the “Shares”), to be issued under the Plan.
     In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.
     Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP
PORTER, WRIGHT, MORRIS & ARTHUR LLP